January 2008 Pricing Sheet dated January 31, 2008 relating to Preliminary Terms No. 510 dated January 30, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Trigger PLUS based on the iShares® MSCI EAFE Index Fund due February 7, 2013
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 31, 2008
Issuer:	Morgan Stanley
Maturity date:	February 7, 2013
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$3,000,000
Payment at maturity:	▪ If the final average share price is greater than the initial share price,
$1,000 + ($1,000 x leverage factor x share percent increase)
▪  If the final average share price is less than or equal to the initial share price but the share price has not decreased to or below the trigger level at any time on any day during the observation period,

$1,000
▪  If the final average share price is less than or equal to the initial share price and the share price has decreased to or below the trigger level at any time on any day during the observation period,

$1,000 x share performance factor
This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.
Leverage factor:	150%
Share percent increase:	(final average share price – initial share price) / initial share price
Share performance factor:	(final average share price / initial share price)
Initial share price:	$72.20, the closing price of one underlying share on the pricing date
Final average share price:	The arithmetic average of the closing price of one underlying share on each of the five valuation dates times the adjustment factor on such valuation date, as determined on the final valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation dates:	January 30, 2013, January 31, 2013, February 1, 2013, February 4, 2013 and February 5, 2013, subject to adjustment for non-trading days and certain market disruption events
Share price:	At any time on any day, the price of one underlying share at such time on such day times the adjustment factor
Trigger level:	$54.15, which is 75% of the initial share price
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares from but excluding the pricing date to and including the final valuation date

Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	January 31, 2008
Original issue date:	February 7, 2008 (5 business days after the pricing date)
CUSIP:	6174463H0
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Trigger PLUS	$1,000	$25	$975
Total	$3,000,000	$75,000	$2,925,000
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 510 dated January 30, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.